Exhibit 99.1

SILVERSUN TECHNOLOGIES REPORTS PROFITABLE FIRST QUARTER 2019 RESULTS

Company Posts Best First Quarter Revenue in Corporate History

EAST HANOVER, NJ –– May 13, 2019 – SilverSun Technologies, Inc. (NASDAQ: SSNT), a national provider of transformational business technology solutions and services, today announced its first quarter results for the three months ended March 31, 2019.

Financial Highlights for Three Months Ended March 31, 2019 As Compared to Three Months Ended March 31, 2018:

●	Revenues increased to $10,492,758, rising 12.7% from $9,310,074.

●	Software sales increased 6.1% to $1,734,958 from $1,635,061

●	Services revenues totaled $8,757,800, increasing 14.1% from $7,675,013.

●	Gross profit increased 13.6% to $4,476,892 as compared to $3,940,738.

●	Total recurring revenue (in dollars) is up 27%, and is now 44.4% of total revenue, as compared to 39%.

●	Subscription Revenue totaled $884,917, increasing 205% from $290,113

●	Earnings before interest, taxes, depreciation, amortization and share-based compensation (“EBITDA”) were $355,681, increasing 24.9% from $284,696.

●	Net income was $96,036, or $0.02 earnings per basic and diluted share, compared to net income of $58,387, or $0.01 earnings per basic and diluted share.

As of March 31, 2019, the Company had $653,116 in cash; $2,950,300 in accounts receivable; $1,745,426 in long term debt; and total stockholders' equity of $4,436,909. The Company has a $2,000,000 line of credit with a commercial lender, and the outstanding balance on that line of credit is $0.

For more details on SilverSun's first quarter results, please refer to the Company's 10-Q filed with the U.S. Securities Exchange Commission and accessible at www.sec.gov.

Commenting on the results, Mark Meller, Chairman and CEO of SilverSun, stated, “Despite a slow start, this was an excellent quarter for SilverSun. We completed the acquisition of Chicago-based Partners in Technology in January. Our subsidiary, SWK Technologies, was named Acumatica Partner of the Year. Our EDI product, MAPADOC, was named Acumatica ISV of the Year, and we continued to make significant inroads with our application hosting and cybersecurity-as-a-service subsidiaries.”

“Our record first quarter revenue reflects the success of various growth initiatives across all our platforms. One principal corporate objective is to increase our subscription income, and to furthermore increase recurring revenue from all sources as a percentage of our overall revenue. We continue to achieve in this category, with subscription revenue up 205% and recurring revenue as a percentage of total revenue rising from 39% last year to over 44% this year. We hope to raise this number to over 50% by this time next year. Recurring revenue is sticky and more predictable, and we continue to move our business towards becoming a more subscription-based technology company.”

“We continue to see significant success with our Sage Partner Success Program, which encourages smaller Sage Software channel partners to contractually align their customers with our sales organization. This program alone has increased our customer base by over 1800 in the past 12 months. As a result, our inside sales team, selling product into our installed customer base, including PSP customers, generated record quarterly revenue.”

Meller continued, “The first quarter represents a good starting point for the balance of 2019. Our sales pipeline is good across all our operations, clients continue to invest in the digital transformation of their businesses, our acquisition and PSP programs are in full gear, and we continue to prune our operations in order to become more efficient and more profitable. All in all, we are extremely optimistic about our prospects for the balance of 2019, and look forward to continuing to deliver positive results for the benefit of all our stakeholders in the coming months and years ahead.”

About SilverSun Technologies, Inc.

We are a business application, technology and consulting company providing strategies and solutions to meet our clients’ information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the “Cloud”. As a value-added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning (“ERP”), Warehouse Management Systems (“WMS”), Customer Relationship Management (“CRM”), and Business Intelligence (“BI”). Additionally, we have our own development staff building software solutions for Electronic Data Interchange (“EDI”), time and billing, and various ERP enhancements. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network services practice that provides managed services, cybersecurity, application hosting, disaster recovery, business continuity, cloud and other services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Arizona, Southern California, North Carolina, Washington and Oregon.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SilverSun Technologies, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contact:

Mark Meller

SilverSun Technologies, Inc.

973-758-6108

meller@silversuntech.com